UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2008

En2Go International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-50480	98-0389557
(State or other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

4128 Colfax Avenue Studio City, California	91604
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 985-2417

                               Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange

        Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange

        Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 23, 2008, En2Go International, Inc. (“En2Go” or the “Company”) entered into an agreement with Connect Capital Ltd. (“CCL”) to perform certain investor relations and corporate communications consulting services for the Company, including arranging broker and analyst meetings, contacts, arranging attendance or representation of the Company at industry and analyst meetings and under the direction of the Company, development and production of new media marketing and mailings to potential investors brokers, analysts, and investment advisors, developing and placing financial media print and online advertising and related tracking, and in assisting in the preparation of various corporate and product related materials. The term of the Agreement is for an initial period of eighteen (18) months, subject to termination by either party upon 90 days prior written notice.  As compensation for the services provided under the Agreement, the Company will pay CCL a fee of $5,000 per month and will grant CCL non-transferable common stock purchase warrants entitling it to purchase all or any part of 600,000 shares of the Company’s common stock at an exercise price of $1.00 per share.  The warrants have a term of five years commencing with the date of issuance and are entitled to “piggy back” registration rights.  The Company will pay CCL a handling charge of 10% on expenses incurred on behalf of the Company with respect to which CCL provides direction or retains the services of an outside contractor, provided CCL obtains the prior written consent of the Company.  The Company will reimburse CCL for materials and labor costs related to in-house or third-party production of any print, broadcast, web or other materials that the Company and CCL deem necessary.  The Company will also pay $75,000 to CCL as an advance payment for the reimbursement of expenses to be incurred by or on behalf of the Company pursuant to the Investor Relations Program to be established by CCL, including travel and accommodation expenses, printing and mailing costs, long-distance charges, outside services, and all other out-of-pocket expenses incurred by CCL in the performance of its obligations pursuant to this Agreement.   The Agreement also provides that the Company will pay CCL a fee of up to 8% of the aggregate capital invested in the Company by clients introduced directly by CCL.  The foregoing summary is qualified in its entirety by reference to the agreement with CCL, a copy of is included as an exhibit to this report.

On January 23, 2008, the Company also entered into an agreement with Connect Corporate Communications Inc. (“CCCI”) to perform certain investor relations and corporate communications consulting services for the Company, including research and creation of corporate messaging for use in print and electronic business plans, investor materials, editorial materials, direct media relations and an integrated corporate website.  The term of the Agreement is for an initial period of eighteen (18) months, subject to termination by either party upon 90 days prior written notice. As compensation for the services provided under the Agreement, the Company will pay CCCI a fee of $5,000 per month and will grant CCCI non-transferable common stock purchase warrants entitling it to purchase all or any part of 400,000 shares of the Company’s common stock at an exercise price of $1.00 per share.  The warrants have a term of five years commencing with the date of issuance and are entitled to “piggy back” registration rights.  The Company will also reimburse CCCI for materials and labor costs related to in-house or third-party production of any print, broadcast, web or other materials that the Company and Connect deem necessary.  The foregoing summary is qualified in its entirety by reference to the agreement with CCCI, a copy of which is included as an exhibit to this report.

Item 3.02 Unregistered Sales of Equity Securities.

On January 22, 2008, the Company completed a private placement of 1,350,000 shares of its common stock at a purchase price of $1.00 per share to persons who were not “U.S. Persons” within the meaning of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Company received gross proceeds from the placement of $1,350,000 and net proceeds of approximately $1,320,000 after deducting $30,000 in placement fees paid to registered investment dealers in Canada. The foregoing sales of common stock were made in reliance on the exemption from registration provided by Regulation S.  Each of the purchasers signed a subscription agreement containing the representations required by Regulation S  and the certificates for the shares will be stamped with restricted stock legends indicating the shares have not been registered under the Securities Act, have been issued in reliance on the exemption from registration provided by Regulation S, and may not be reoffered or sold except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or an available exemption from registration under the Securities Act.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit

No.

Title of Document

Location

10.1

Agreement between En2Go International, Inc. and Connect

This Filing

Capital Ltd., dated January 23, 2008

10.2

Agreement between En2Go International, Inc. and Connect

This Filing

Corporate Communications, Inc. dated January 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

En2Go International, Inc.

Date: January 25, 2008

By: /s/ Paul Fishkin

Paul Fishkin

President, Chief Executive Officer and

Chief Financial Officer

3